Exhibit 10.1
BY HAND OR BY E-MAIL

To: Mr. Martin King

Lausanne, August 13, 2021

SEPARATION AGREEMENT (the “Agreement”) and RELEASE

Dear Martin,

We refer to the discussion you have had with representatives of Philip Morris Services S.A. (the “Company”) concerning the end of your employment with the Company and would like to confirm the terms and conditions relating to your termination as follows.

1.Definitions

In this Agreement the expressions below shall have the following meanings:

An “Affiliate” of a company means any person, company, group of companies or other entity, which, either directly or indirectly, owns, is owned by, has common owner(s) with, or shares ownership interest in that company.

“Confidential Information” shall have the meaning set out in the section “Confidentiality”.

“Tobacco and/or Aerosolization Business” means the manufacturing, sale, marketing, research and development and/or distribution of cigarettes, other combustible and noncombustible tobacco products, e-cigarettes/e-vapors (battery powered devices which produce an aerosol by evaporating a flavored nicotine solution), whether these products contain tobacco and nicotine or not; as well as aerosolization devices or formulation intended for inhalation in the consumer health and pharmaceutical business.

2.Ending of Employment Agreement

In accordance with the discussions between you and representatives of Philip Morris Services S.A., your employment with the Company and your assignment with PMI Global Services Inc. will end on August 31, 2021 (the “Termination Date”).
Philip Morris Services S.A., Avenue de Cour 107, 1001 Lausanne, Switzerland
T:+41 (58) 242 00 00, F: +41 (58) 242 01 01

46427533.1

3.Payments by the Company

(a)Your current base salary will be paid up to and including the Termination Date, in accordance with the Company’s standard payroll practices.

(b)    In addition, by the Termination Date, the Company will pay you your pro-rated fidelity premium.

(c)    The Company shall also pay you a gross amount compensating any outstanding vacation entitlement, as per Company policy and Company records, provided that you have not exceeded your pro-rated vacation entitlement, in which case the Company would deduct the vacation days you took in excess.

(d)    In recognition of your contribution to the Company and subject to your countersignature of this Agreement and to your having complied with your obligations pursuant to this Agreement to our entire satisfaction, you will also receive your 2021 Incentive Compensation (IC) pro-rated through the Termination Date. This IC payment will be made at the end of February 2022 on the basis of the relevant 2021 IC Company rating and the assessment of your individual performance.

The amounts described above will be subject to actual U.S. tax and Swiss social security deductions and paid by the Termination Date (unless stated otherwise) provided that you performed your role (including handover and knowledge transfer and any other duties reasonably required of you by the Company) until the Termination Date. Tax protection, as defined under Section 6 of this Agreement, will apply to the above-mentioned payments in Sections 3(a), (b), (c), and (d).

(e)     (i)    Subject to your countersignature and non-revocation of this Agreement, you will receive a payment in the total gross amount of CHF 1’267’506.--. This amount (the “Severance Payment”) is granted in recognition of your contribution to the Company, subject to the conditions that you fully comply with your obligations to the Company under this Agreement, as well as that you remain employed until the Termination Date.

(ii)    Instead of receiving the Severance Payment, you may opt to have part or the total amount of the Severance Payment paid to the Pension schemes of Philip Morris in Switzerland (the “Pension Fund”) to enhance retirement benefits, subject to certain restrictions. The decision to transfer must be notified in writing to both the Company and the Pension Fund before August 9, 2021, and, if the case arises, the transfer will take place before the Termination Date: the Company shall pay the corresponding amount directly to the Pension Fund before the Termination Date and deduct the amount of such payment from the Severance Payment. You will be subject to U.S. tax on the full amount of the Severance Payment even if you elect to transfer it to the Pension Fund. Please contact Annick Perrenoud, Head Swiss Pension Funds (tel. +41 58 242 1241) for further information.
Philip Morris Services S.A., Avenue de Cour 107, 1001 Lausanne, Switzerland
T:+41 (58) 242 00 00, F: +41 (58) 242 01 01

(iii)    Subject to any option you elect under Paragraph 3(e)(ii) above, the Severance Payment (or, as applicable, the balance of the Severance Payment, if any) will be paid in a lump sum payment within 30 days after the Termination Date.

(iv)    If the termination of your employment is challenged by you or if the Termination Date as defined in this Agreement is postponed by you for any reason whatsoever and not by the Company, the Severance Payment shall be automatically forfeited. In such a case, should you have made the decision to transfer part or the total of the Severance Payment to the Pension Fund and should the Company have already paid the amount to the Pension Fund, you hereby authorize the Pension Fund to cancel the transaction and to return the amount to the Company.

(v)    Should the Pension Fund have to pay to you any amount in connection with a disability status after the execution of this Agreement, both parties to this Agreement hereby give permission to the Pension Fund to take into consideration the amount paid according to this Section 3(e)(i) when determining the additional payments to be made.

(f)In addition, you will receive a lump sum payment in the total gross amount of CHF 1’267’506.-, in consideration for the non-competition obligation in the Section “Non Competition”, to be paid in two installments as per the below schedule, subject to the conditions that (i) you fully comply with your obligations to the Company under this Agreement and that (ii) you address a letter or an email to our P&C Operations Switzerland by August 31, 2022 for the first installment and at the end of the non-compete period by August 31, 2023 for the second installment, confirming that you did not violate in any manner the non-compete obligation stipulated in this Agreement (see template for confirmation under Appendix I to this Agreement).  The two installments will be paid as follows:

•CHF 633’753.--, (gross) paid in September 2022
•CHF 633’753.--, (gross) paid in September 2023.

4.Restricted Stock Units

Subject to your compliance with the terms and conditions of this Agreement, the 2019, 2020 and 2021 Restricted Stock Units (RSUs) grants made to you will fully vest.

The accelerated vesting will occur on the Termination Date and will be processed by UBS Financial Services Inc. (“UBS”) as soon as reasonably practicable following the Termination Date. The Company will comply with local laws and regulations including tax withholding and information reporting to the taxing authorities as may be required.

Philip Morris Services S.A., Avenue de Cour 107, 1001 Lausanne, Switzerland
T:+41 (58) 242 00 00, F: +41 (58) 242 01 01

Any applicable tax withholding (and any other withholding payroll taxes or social security deduction when applicable) will be satisfied by deducting the number of shares equal in value to the amount of the withholding requirements from your stock award; therefore, the number of shares deposited into your UBS account on the vesting date will be net of the shares used to satisfy applicable withholding taxes or other applicable deductions (rounded up to the nearest whole share). However, if you are not subject to income tax withholdings, or if the withholdings do not fully cover your income tax liability, you will be responsible for satisfying any tax liabilities due on these amounts.

You understand and agree that this vesting is being made and the valuation will be determined in compliance with applicable laws, regulations and practices.

As set forth in your applicable stock agreements, as you were an Executive Officer (as designated by the Board of Directors of Philip Morris International Inc. within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended) within the period of 12 months prior to your Termination Date, any such shares you receive by way of accelerated vesting under this section 4 will be subject to a holding period of 12 consecutive months expiring on August 31, 2022.

5.Performance Share Units

Subject to the terms and conditions of the applicable Performance Share Units (PSUs) award agreements and your compliance with the terms and conditions of this Agreement, the following treatment will apply to your unvested PSUs:

•Your unvested 2019, 2020 and 2021 PSU grants will vest on the respective scheduled vesting dates set out in your award statements. The number of PSUs that will actually vest, for each relevant year, will be equal to the performance percentage multiplied by your target number of PSUs, to the extent that the respective performance targets set out in your award statements are achieved at the end of each performance period.

In order to be eligible at the vesting to receive the relevant shares, you will have to:

•provide the Company (email: CorporateCompensationPrograms.PMI@pmi.com) with your contact details before the Termination Date and notify the Company promptly of any change;

•in the event the Company specifically asks you in writing, promptly provide the Company with any information regarding your personal circumstances (including your bank account details) that the Company may reasonably need in order to satisfy tax, social security or other similar requirements.
Philip Morris Services S.A., Avenue de Cour 107, 1001 Lausanne, Switzerland
T:+41 (58) 242 00 00, F: +41 (58) 242 01 01

You acknowledge that, should the Company be unable to contact you and/or should you fail to provide the Company within 30 (thirty) days, in response to the Company’s written request, with relevant information with respect to a specific vesting, it may result in the impossibility of said specific vesting and the corresponding PSUs will be forfeited.
Each vesting will be processed by UBS Financial Services Inc. (“UBS”) as soon as reasonably practicable following the vesting date. The Company will comply with local laws and regulations including tax withholding (income and /or social security) and information reporting to the taxing authorities as may be required.

Any applicable tax withholding (and any other withholding payroll taxes or social security deduction when applicable) will be satisfied by deducting the number of shares equal in value to the amount of the withholding required from your stock award; therefore, the number of shares deposited into your UBS account after the vesting date will be net of the shares used to satisfy applicable withholding taxes or other applicable deductions (rounded up to the nearest whole share).

You understand and agree that these vestings are being made and the valuations will be determined in compliance with the relevant award agreements and applicable laws, regulations and practices.
You will receive your dividend equivalent payments in one lump-sum payment as soon as reasonably practicable following each vesting date. The amount paid to you will be based on the number of PSUs that vest and will be paid through payroll subject to tax withholding (income and/or social security) and information reporting to the taxing authorities as may be required.

With respect to both the issuance of shares and payment of the lump sum for dividend equivalents, you are responsible for satisfying your actual tax liabilities, even if you are not subject to tax withholdings or if the withholdings do not fully cover your tax liability.

6.Tax Treatment on End of Employment Payments

With the exception of payments described in Sections 3(a), 3(b), 3(c) and 3(d), payments made in connection with the end of your employment will generally not be subject to tax protection. For the purpose of this Agreement, “tax protection” means a scheme whose purpose is for the Company to ensure that an employee with U.S. nationality, who ordinarily resides outside of the U.S. and is offered to take a Long Term Assignment to the U.S., continues to pay approximately the same worldwide income and social security tax on employment related income as he or she would have paid had they continued to reside outside the U.S.. You will be personally responsible for any actual income tax and social security liabilities arising on these amounts in your Home, Host or any other countries. If an income or social security tax withholding obligation arises for the Company in accordance with applicable legislation in
Philip Morris Services S.A., Avenue de Cour 107, 1001 Lausanne, Switzerland
T:+41 (58) 242 00 00, F: +41 (58) 242 01 01

the Home, Host, or any other country, the Company will fully comply with its obligations and will apply an appropriate withholding rate to any amounts paid to you which are linked to the end of your employment. The Company will not be responsible for any double taxation arising in any country.

7.Miscellaneous on Payments and Benefits

(a)    No other payment, benefits or compensation shall be due to you by the Company and/or any Affiliate during the employment or after the Termination Date, except those expressly stipulated in this Agreement.

(b)Any outstanding balance on the account of the corporate credit card issued in your name and any other amounts that for any reason you may owe the Company may be set-off against any amounts payable by the Company pursuant to this Agreement.

(c)You will no longer be eligible for representation fees after the Termination Date.

(d)Certain payments and benefits provided under this Agreement are intended to be exempt from the applicable requirements of section 409A of the Internal Revenue Code (“Code”). Other payments are intended to be compliant with section 409A of the Code. Accordingly, this Agreement shall at all times be construed and administered in a manner consistent with the Company’s intentions. For any in-kind benefits under this Agreement that are subject to section 409A of the Code, the in-kind benefits cannot be exchanged for cash or another benefit. Also, the in-kind benefits provided during any taxable year will not affect the in-kind benefits to be provided in any other taxable year. Notwithstanding anything herein to the contrary, in no event shall the Company be liable for any tax, interest or penalties that may be imposed under section 409A of the Code or any damages for failing to comply with section 409A of the Code.

8.Tax Return Filing Assistance

The Company will cover the fees of the Company’s tax provider for the preparation of your U.S. tax returns, where required to report income that relates to your international assignment(s).

You will be required to comply with your U.S. income tax filing obligations for the relevant years by providing your tax-related information to the Company’s tax provider within the requested deadlines.

At the time of preparing your income tax returns, the Company’s tax provider will also prepare the following calculation, if required:

Philip Morris Services S.A., Avenue de Cour 107, 1001 Lausanne, Switzerland
T:+41 (58) 242 00 00, F: +41 (58) 242 01 01

•A reconciliation of actual U.S. taxes paid during your international assignment(s) by yourself and the Company respectively (if any).

This calculation will be prepared in accordance with PMI Global Long Term Assignment Guidelines – Compliance (with application of tax protection where applicable) and the conditions contained in this Agreement. Any amount due to you from the Company will be paid to you within 30 days of notification by the Company’s Tax provider.

Similarly, if there is an amount refundable to the Company by you, you agree that you will repay such amount to the company within 30 days of notification. You also agree that any overpayment of Host tax paid on your behalf by the Company related to your assignment in the Host Country will be refunded to the Company within 30 days of receipt.

You agree that, if you owe any outstanding tax refunds or tax reconciliation payments to the Company, these may be deducted from your final salary, or if not sufficient, from any other payments due to you under this Agreement.

The Company will extend the U.S. tax return filing assistance to the year(s) following the Termination Date in situations where U.S. tax filing requirements for that year refers exclusively to assignment related Compensation & Benefits as outlined in the PMI Global Long Term Assignment Guidelines – Compliance and U.S. Tax Equalization Guidelines for U.S. Nationals / Green card holders not on U.S. payroll.

9.Outplacement Cash

You will receive a lump sum of CHF 35’000.-- (gross) in lieu of the Outplacement benefit. The lump sum will be paid within 30 days following the Termination Date.

This entitlement will be subject to income tax and social security deductions.

10.Relocation

In the event that you decide to relocate from Washington, D.C., United States of America to Switzerland within one year from the Termination Date, the Company agrees to pay for the removal of your furniture and household goods, excluding permanent storage fees, to your new home in Switzerland. Should you decide to relocate domestically within U.S. or to another country (out of U.S., but not Switzerland), the budget for the shipment will be capped to the cost of the same shipment to Switzerland. The Company will choose and contract with a removal company of its choice and the relevant provisions of the PMI Global Long Term Assignment Guidelines will apply. Within one year from the Termination Date, the Company will also pay for a one-way travel from Washington, D.C., United States of America to
Philip Morris Services S.A., Avenue de Cour 107, 1001 Lausanne, Switzerland
T:+41 (58) 242 00 00, F: +41 (58) 242 01 01

Switzerland or to the country where you shall relocate (the budget for the travel in such a case being capped to the cost of the travel cost to Switzerland), for you and your family members living with you, according to the Business Travel Policy.

11. Car Allowance

The monthly cash car allowance will continue to be paid until the Termination Date.

12.Pension Fund

Please contact directly our Pension Fund Administration (tel. +41 58 242 1365 | PensionFund.PMPSA@pmi.com) about your accrued rights regarding the Swiss pension.

For the U.S. pension benefits please contact Milagros Vega, P&C Operations Lead - Retirement Benefits (tel. +1 (917) 663 3229).

13. Health / Accident Insurance

All your benefits will be kept in force until the Termination Date. After that, each type of coverage ends and you may seek alternative private coverage at your full expense.

Concerning your health insurance, you may elect (i) to be transferred to Philip Morris International Health Benefits Plan at your full expense, or (ii) to subscribe to an individual insurance policy with the insurance company of your choice at your full expense. Please contact Milagros Vega, P&C Operations Lead - Retirement Benefits (tel. +1 (917) 663 3229) for further information. The Company reserves the right to modify or terminate the terms and availability of the Philip Morris International Health Benefits Plan at any time.

14.Confidentiality

(i)You acknowledge that during your employment you were engaged in a position of trust and confidence and you were privy to Confidential Information (as defined below). You acknowledge that it benefits both the Company and its employees for the Company to protect its Confidential Information and to obtain the rights to discoveries, inventions, improvements, innovations and other works developed by its employees.

You acknowledge you have an obligation to keep confidential any confidential and/or non-public information pertaining to the Company and/or its affiliates and/or their activities that has been disclosed and/or became known to you during your employment. You thus agree that you will not disclose or cause to be disclosed Confidential Information. You further agree that you shall remain
Philip Morris Services S.A., Avenue de Cour 107, 1001 Lausanne, Switzerland
T:+41 (58) 242 00 00, F: +41 (58) 242 01 01

bound to the terms and conditions set forth in any confidentiality agreement in place between you and the Company.

For purposes of this Agreement, Confidential Information means any information in any form that relates to the Company's business and is (i) a trade secret; (ii) proprietary information that does not legally constitute a "trade secret," but is made Company's property by contract in the form of this Agreement; or (iii) information that is otherwise legally protectable. Examples include, but are not limited to:

•intellectual property
•business strategies
•non-public information about current and former employees
•government relations matters
•non-public information about current, former, or potential customers
•sales, marketing or advertising plans
•non-public business policies
•details of finances, products, services or pricing
•matters concerning business development
•details of organizational structures
•information concerning research and development
•details of any legal strategies, including but not limited to, information covered by the attorney client privilege or constituting attorney work product
•information relating to technology (including methods, systems, techniques, procedures, designs, specifications, formulae, inventions, know-how, hardware and software)
•data and databases
•testing or evaluation procedures
•security protocols
•information related to internal/external investigations.

You understand that use or disclosure of Confidential Information would violate this Agreement and applicable law, and would cause immediate and irreparable harm to the Company and its competitive position. You thus acknowledge and agree that the Company is entitled to preliminary and permanent injunctive relief in order to prevent or stop such violations, in addition to damages, costs and other relief that may be appropriate. If you are required to respond to a legally compelled process (including by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process, by an order or proceeding of a court, agency or authority) to disclose any Confidential Information, you agree to notify the Company (specifically, the Company representative who has signed this Agreement, or his/her successor) as soon as reasonably practicable to do so but not later than 10 (ten) calendar days.
Philip Morris Services S.A., Avenue de Cour 107, 1001 Lausanne, Switzerland
T:+41 (58) 242 00 00, F: +41 (58) 242 01 01

(ii) You agree that you will return any Confidential Information in tangible or electronic form in your possession by the Termination Date at the latest.

(iii) You hereby agree to keep the terms of this Agreement strictly confidential and not to disclose them to any third party unless required by law or any court or governmental authority.

(iv) These confidentiality obligations continue to be valid and enforceable after the end of your employment relationship but only so long as the Confidential Information has been maintained confidential by the Company.

15.Non-Disparagement

You shall not make, participate in the making of, or encourage any other person to make, any public statements, written or oral, which are intended to criticize, disparage, or defame the goodwill or reputation of, or which are intended to embarrass the Company and/or any of the Company’s directors, officers, executives, employees, partners, stakeholders, agents or attorneys. You further agree not to make any negative public statements, written or oral, relating to your employment and/or any aspect of the business of the Company. Nothing in this Agreement prevents you from giving truthful testimony or truthfully responding to a valid subpoena, or communicating, testifying before or filing a charge with government or regulatory entities, subject to any obligation you may have to take steps to protect confidential information from public disclosure. However, you promise never to seek or accept any compensatory damages, back pay, front pay, or reinstatement remedies for yourself personally with respect to any claims released by this Agreement.

16.Affiliate Directorships

You agree to resign as a Director, Manager or similar positions of all Affiliates of the Company of which you are a director, a manager or a similar position on or before the Termination Date, by signing the resignation letter(s) that the Company or any Affiliate shall submit to you.

17.Company Property

In addition to your obligation to return Confidential Information by the Termination Date at the latest, you will also return to the Company by this date all files, documents, tapes, CD’s, and copies thereof, and other items belonging to the Company and its Affiliates irrespective of their source and origin, including, where applicable, credit cards, telephone cards, standard mobile phones, BlackBerry, SmartPhones (HTC, QTEK), iPhones, keys, access and identification cards, and computers, and, if requested, will certify that this has been done to the best of your belief.
Philip Morris Services S.A., Avenue de Cour 107, 1001 Lausanne, Switzerland
T:+41 (58) 242 00 00, F: +41 (58) 242 01 01

18.    Non-Competition
You recognize and agree that you have access to information relating to the Company and its Affiliates, and their respective businesses, including business plans and strategies, which are highly confidential, and that you have been employed by the Company in a special position of trust. You also recognize that the Company is undertaking, pursuant to Section 3(f) of this Agreement, to make substantial payments to you generally, and specifically in respect of your obligations under this Section.

In consideration of the foregoing, you agree that you will not, without the prior written consent of the Vice President and Associate General Counsel, Labor & Employment, Philip Morris International (Holly Hearn, holly.hearn@pmi.com, or any successor), provide any services for a period of 24 months from the Termination Date, directly or indirectly, whether as an employee, consultant or otherwise, to any person, company, group of companies or other entity (i) engaged in the Tobacco and/or Aerosolization Business, or (ii) which owns directly or indirectly, either individually or jointly with other parties and whether through ownership of voting securities or otherwise, more than 25 % of the equity ownership of any person, company, group of companies or other entity engaged in the Tobacco and/or Aerosolization Business, or (iii) one of the purposes of which is to take positions or actions in opposition to the Tobacco and/or Aerosolization Business.

Your obligations in the preceding paragraph shall apply worldwide, including, without limitation, with respect to Japan Tobacco Inc., Imperial Brands p.l.c., British American Tobacco p.l.c., China National Tobacco Corporation, Altria Group, Inc., Juul Labs, Inc., and their Affiliates.

You further agree for a period of 24 months from the Termination Date not to acquire a financial interest or shares in an enterprise engaged in the Tobacco and/or Aerosolization Business or to enter into a partnership with such an enterprise. The acquisition of 5% or less of shares in a publicly held corporation will not be deemed a violation of this covenant not to compete.

In case of any violation of this covenant not to compete you agree that the Company will retain, and you will forfeit your right to the amount of CHF 1’267’506.--, provided for in consideration for the non-competition obligation, or if already paid, you will return such amount to the Company. Moreover, in case of such a violation, a contractual penalty of CHF 600’000.--, shall be due by you to the Company. In addition, the Company reserves the right to seek further damages and/or specific performance of this covenant not to compete.

19.Future Relationship and Cooperation

You agree that, consistent with applicable law and to the extent the Company or any of its Affiliates so requests, you will cooperate reasonably and truthfully with the requesting company in connection with any
Philip Morris Services S.A., Avenue de Cour 107, 1001 Lausanne, Switzerland
T:+41 (58) 242 00 00, F: +41 (58) 242 01 01

matter, including any legal or business dispute, concerning which you were involved or had knowledge while employed by the Company and its Affiliates, (including but not limited to deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process, by an order or proceeding of a court, agency or authority), or within the Company and its Affiliates. You agree to make yourself available if and when reasonably required by the Company, its Affiliates or relevant counsel, taking into account your schedule. The Company will reimburse you for all reasonable travel and other out-of-pocket expenses incurred by you in connection with your compliance with this obligation.
You agree that, to the extent consistent with applicable law and Section 21 below, you will not aid, assist, or participate in any legal action or proceeding filed by third parties against the Company or its Affiliates or, against any of its or their current or former officers, directors, employees, employee benefit plans or funds or pension funds.
Nothing in this section shall prohibit you from responding truthfully to a lawfully-issued subpoena, court order, or other lawful request by any regulatory agency or governmental authority, or from providing information to, or participating or cooperating in any inquiry conducted by, a governmental agency.
In the event that any claim is made, or threatened to be made, against you by a third party, including without limitation a government agency, relating to activities you performed in the course of your employment with the Company or its Affiliates, the Company will indemnify you to the fullest extent permitted by applicable law in respect of any award of damages or compensation payment, and any costs reasonably incurred by you in defending such a claim, including reasonable attorneys’ fees and expenses, provided that (i) you promptly notify the Company of any such claim or threatened claim, (ii) you take all reasonable steps to defend the claim including, in the absence of a bona fide conflict of interest, giving the Company the opportunity to direct and control such defense, and (iii), with respect to any award of damages or compensation payment, the amount to be indemnified is the subject of an enforceable Court decision or of a settlement or similar agreement approved by the Company, and provided further that you submit any expense statements, including for counsel fees, within 60 days of your receipt thereof. In the event that any award of damages, compensation payment or costs arise as a result of a final determination of willful misconduct or knowing violation of criminal law on your part, this indemnity will not apply, and any amounts already paid by the Company pursuant to this clause will be repayable.

20.    Reservation of Rights

Nothing in this Agreement shall be construed as preventing you, the Company, or any of its Affiliates from:

(a)providing information to, or participating or cooperating in any inquiry conducted by a governmental agency; or

Philip Morris Services S.A., Avenue de Cour 107, 1001 Lausanne, Switzerland
T:+41 (58) 242 00 00, F: +41 (58) 242 01 01

(b)responding truthfully to a lawfully-issued subpoena, court order, or other lawful request by any regulatory agency or governmental authority.

21. Agreement and Release

By countersigning this Agreement and in consideration of the payments to be made by the Company to you or for your benefit:

(i)    you hereby confirm that you accept and agree to all of the terms and conditions set forth above;

(ii)    you also acknowledge that this Agreement provides consideration to you which exceeds what you are legally and contractually entitled to receive in connection with your employment with the Company and/or the ending of said employment, or under any other agreement. In exchange for receiving this additional consideration, you agree, on behalf of yourself, your heirs, personal representatives, executors, administrators, successors and assigns, to irrevocably, unconditionally and forever release and discharge the Company and its Affiliates, including, without limitation, its and their respective successors, predecessors, divisions, assigns, assets, employee benefit plans or funds, pension funds, and any of its or their respective past, present and/or future representatives, shareholders, directors, officers, executives, partners, stakeholders, fiduciaries, agents, trustees, administrators, attorneys, and employees (collectively referred to as the "Releasees"), from any and all claims, demands, damages, remedies, contracts (express or implied) and causes of action of any kind or nature whatsoever, whether known or unknown, which you had, now have or in the future may or could have against the Releasees, or any of them, by reason of any matter, act, omission or event that occurred, or is alleged to have occurred, up to the date of this Agreement, including, but not limited to, any and all claims in full and final settlement of any rights or obligations that may exist on the date hereof in connection with or arising from your employment with the Company (or with any other Releasee) and/or your separation therefrom. The foregoing releases shall not apply to any claims under this Agreement;

(iii)    you hereby acknowledge and agree that all overtime work and/or supplementary work you might have performed, if any, has been compensated in full;

(iv)    if any provision of this Agreement is held by a court of competent jurisdiction to be overbroad, unreasonable or unenforceable, such provision shall be given effect by the court to the maximum extent possible by narrowing or not enforcing in part that aspect of the provision found overbroad, unreasonable or unenforceable, without affecting the validity or enforceability of the remainder of this Agreement; and
Philip Morris Services S.A., Avenue de Cour 107, 1001 Lausanne, Switzerland
T:+41 (58) 242 00 00, F: +41 (58) 242 01 01

(v)    you hereby agree that this Agreement sets out all the terms and conditions relating to the ending of your employment with the Company and your assignment with PMI Global Services Inc., and supersedes all discussions and understandings, if any, oral or written. However, if requested to do it, you shall execute additional documents to formalize the end of your employment or assignment with the Company and/or an Affiliate, with no further compensation, and expressly agree that it is a condition for you to receive the Severance Payment. Should you receive any statutory amount in connection with the end of possible employment relationships out of Home Country, the Company shall take it into account and impact the Severance Payment accordingly.

You represent that you have not, and agree that, to the extent permitted by law, you will not, bring or cause to be brought any charges, claims, demands, or actions in any forum against the Company or any other Releasee arising from any matter, act, omission or event that occurred or is alleged to have occurred, up to the date of this Agreement, including, but not limited to, any charge or claim in connection with your employment and/or your separation from employment, except for any claim related to the settlement of any outstanding expenses pursuant to the Company’s Travel and Entertainment Policy and the payments to be made, respectively the benefits to be granted, pursuant to this Agreement.

This waiver and release includes all claims of any kind, whether they are known to you or unknown, which you now have, had, or may hereafter claim to have had against the Company, its Affiliates and other Releasees, or any of them, by reason of any matter, act, omission, or event that has occurred or is alleged to have occurred up to the date of this Agreement, except for claims that cannot be waived or released under Swiss law.

Further, although the Company and you agree below that no federal, state, or local U.S. employment laws apply to your employment relationship with the Company or its Affiliates, the waiver and release include, but are not limited to, claims under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Age Discrimination in Employment Act, as amended, the Americans With Disabilities Act, as amended, the Family and Medical Leave Act, as amended, the New York State Human Rights Law, the New York Equal Pay Law, the New York City Administrative Code, and the Employee Retirement Income Security Act, as amended, to the extent, if at all, that these may be applicable, and/or all other applicable city, state or federal anti-discrimination and employment laws.

This Agreement does not waive or release any rights or claims that you may have which arise after the date of this Agreement and Release is executed.

Philip Morris Services S.A., Avenue de Cour 107, 1001 Lausanne, Switzerland
T:+41 (58) 242 00 00, F: +41 (58) 242 01 01

Nothing in this Agreement prevents you from filing an employment discrimination charge with an administrative authority or cooperating with the investigation of such a charge. However, you expressly waive your right to any personal relief for claims released by this section, including lost wages, salary, benefits, money damages, attorneys’ fees, costs, reinstatement or any other legal or equitable relief whatsoever. You waive such personal relief even if it is sought on your behalf by an agency, a governmental authority, or a person claiming to represent you and/or any member of a class.

The making of this Agreement is not intended to be, and shall not be construed, as an admission that the Company or any of the Releasees violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever against you.

22. Review Period

This offer of agreement is made without prejudice. Your right to receive the enhanced separation benefits and other payments and benefits described in this Agreement is contingent on you executing this Agreement and returning it to Constantin Romanov, Global Head of Total Rewards, within 21 days of your receipt of the initial Agreement dated August 4, 2021 and you not revoking your acceptance of this Agreement as set forth below.

You acknowledge that you have at least 21 days from the date you receive the initial Agreement dated August 4, 2021 to consider its terms. You may, if you want, sign and return this Agreement to the Company sooner. If you do so, however, you are waiving your right to the 21-day consideration period. You further agree that any changes to this Agreement, whether material or otherwise, will not restart the 21-day consideration period. You are advised in writing to discuss this Agreement with an attorney and other professional persons unrelated to the Company before you sign it. You acknowledge you are entering into this Agreement freely, knowingly, and voluntarily, with a full understanding of its terms.

The Agreement will be null and void if not accepted by August 25, 2021. Such acceptance shall be evidenced by your signature of this Agreement. You will have 7 days from the date you sign this Agreement to revoke the Agreement by notifying the Company prior to the end of the seven-day period. The Agreement will become effective on the 8th day after you execute the Agreement.

In addition, if you accept another position with the Company or an Affiliate anywhere in the world on or before the Termination Date, all the future compensation and benefits stipulated in this Agreement, i.e., the compensation and benefits that have not been received at the date when you take this new position, shall be automatically cancelled.

Philip Morris Services S.A., Avenue de Cour 107, 1001 Lausanne, Switzerland
T:+41 (58) 242 00 00, F: +41 (58) 242 01 01

23. Governing Law and Jurisdiction

Any issues relating to or arising out of this Agreement shall be governed exclusively by the laws of Switzerland without regard to its conflict of law provisions and shall be subject to the exclusive jurisdiction of the competent courts of the Canton de Vaud, Switzerland. However, each party is hereby expressly authorized and entitled to initiate judicial action seeking preliminary or permanent injunctive relief with respect to the obligations set forth under confidentiality and non-compete provisions of this Agreement, before any other court of competent jurisdiction.

Yours sincerely,

PHILIP MORRIS SERVICES S.A.

/s/ CONSTANTIN ROMANOV Constantin Romanov Global Head of Total Rewards	/s/ RALF ZYSK Ralf Zysk Global Head of People Sustainability, Employee Relations

I agree to the above:

Signature: /s/ MARTIN KING Martin King

Date: August 16, 2021

Philip Morris Services S.A., Avenue de Cour 107, 1001 Lausanne, Switzerland
T:+41 (58) 242 00 00, F: +41 (58) 242 01 01

APPENDIX I

[Template for confirmation message to be sent by email to pmidsschrswitzerland@pmi.com or by ordinary mail to Philip Morris Products S.A. - Manager P&C Operations – Global Functions – Avenue de Rhodanie 50 – 1007 Lausanne – Switzerland at the end of the non-compete period]

“Dear Sirs,

Reference is made to the “Separation agreement and Release” that I executed with Philip Morris Services S.A., and more specifically to the non-compete obligation stipulated in said agreement.

I hereby state that I did not violate the non-compete obligation in any manner during the agreed period and, therefore, ask you to pay the agreed amount at your best convenience.”

Please provide the following information to enable processing the payment:
▪My bank details have not changed since the last payment you made to me.
▪My bank details have changed as follows:
Bank name:
Bank address:
Account holder
Account Number:
IBAN:
BIC/SWIFT:
▪I am currently residing in: (country, city)
▪If your current place of residence is Switzerland, please indicate:
•Canton of residence: ____
•Type of Swiss residence permit (B, C, L, G other if applicable): ____
•Your marital status and number of dependents: ____
▪Have you resided in other countries than your current place of residence during the non-competition period i.e. (since the end of employment with Philip Morris)?
▪If yes, please specify:
•Name of country/-ies you resided in:
•Period of residence in each location:

Philip Morris Services S.A., Avenue de Cour 107, 1001 Lausanne, Switzerland
T:+41 (58) 242 00 00, F: +41 (58) 242 01 01